EXHIBIT 11

	PATRIOT TRANSPORTATION HOLDING, INC.
	COMPUTATION OF EARNINGS PER COMMON SHARE
                                     (UNAUDITED)


                                                   THREE MONTHS
                                                 ENDED DECEMBER 31,
                                                  2004        2003
Common shares:

Weighted average shares
 outstanding during the period -
 shares used for basic earnings
 per share                                    2,931,832   2,933,203

Shares issuable under stock
 options which are potentially
 dilutive                                        68,279      50,294

Shares used for diluted earnings
 per share                                    3,000,111   2,983,497


Income from continuing operations           $ 1,656,000   1,231,000
Discontinued operations                               -      87,000

Net income                                  $ 1,656,000   1,318,000


Earnings per common share-basic:

Income from continuing operations                 $ .56         .42
Discontinued operations                           $   -         .03

Net income                                        $ .56         .45


Earnings per common share-diluted:

Income from continuing operations                 $ .55         .41
Discontinued operations                           $   -         .03

Net income                                        $ .55         .44